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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Centennial Technologies, Inc.
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                                                04-2978400
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 (State of Incorporation of Organization)                      (IRS Employer
                                                            Identification No.)


 7 Lopez Road, Wilmington, Massachusetts                             01887
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 (Address of Principal Executive Offices)                          (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: /x/


Securities Act registration statement file number to which this form relates: ___________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                   Name of Each Exchange on Which
   to be so Registered                   Each Class is to be Registered
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Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock, $.01 par value per share
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                                (Title of Class)



Item 1.  Description of Registrant's Securities to be Registered.

         Common Stock

         The capital stock of Centennial Technologies, Inc. (the "Registrant") to be registered is the Registrant's Common Stock, $.01 par value per share (the "Common Stock").

         The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by,
(i) the provisions of the Company's Certificate of Incorporation, as amended ("Certificate") and Amended and Restated Bylaws and (ii) the provisions of applicable law.

         Subject to the prior rights of any preferred stock which may from time to time be outstanding, if any, all holders of shares of Common Stock have equal ratable rights to dividends from funds legally available for dividends, when and if declared by the Registrant's Board of Directors. The Common Stock has no terms of conversion, sinking fund provisions or redemption provisions. Each share of Common Stock held of record entitles the holder thereof to one (1) vote on all matters, including the election of directors. The Board of Directors is not classified. All holders of shares of Common Stock are entitled to share ratably in all of the assets of the Registrant remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any, upon liquidation, dissolution or winding up of the Registrant's affairs. No shares of preferred stock are outstanding. The Common Stock has no preemption rights. The holders of the Common Stock have no liability to further calls or assessment by the Registrant. There is no provision discriminating against any existing or prospective holder of the Common Stock as a result of such security holder owning a substantial amount of Common Stock.


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             DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         The Amended and Restated Bylaws provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Amended and Restated Bylaws further provides that special meetings of the stockholders may only be called by the Chairman of the Board or the President or by the President or Secretary at the request of the majority of the Board of Directors or of stockholders owning a majority of the voting stock of the Company. Under the Company's Amended and Restated Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a significant percentage of the outstanding voting securities of the Company but where less than a majority has requested that a meeting be held, and could also have the effect of precluding consideration of a matter favored by stockholders because it was not timely brought to the Company for inclusion in the agenda for the stockholders' meeting.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate requires the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions contained therein.


Item 2.  Exhibits.

     1 Certificate of Incorporation of Centennial Technologies, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q filed on November 2, 1998.

     2    Amended and Restated Bylaws of Centennial Technologies, Inc.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: November 19, 1998                CENTENNIAL TECHNOLOGIES, INC.



                                        By: /s/ Donald R. Peck
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                                           Donald R. Peck
                                           Secretary and Treasurer




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